UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G


                    Under the Securities Exchange Act of 1934
                               (Amendment No. 4)*


                                  RESMED, INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    761152107
                         ------------------------------
                                 (CUSIP Number)


                               December 31, 1999
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


     Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

         [ X ]  Rule 13d-1(b)
         [   ]  Rule 13d-(c)
         [   ]  Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                Page 1 of 4 pages

                                  SCHEDULE 13G
                                  ------------

CUSIP No. 761152107                                                  Page 2 of 4
--------------------------------------------------------------------------------
 1)   NAME OF REPORTING PERSON

      COLUMBIA FUNDS MANAGEMENT COMPANY
--------------------------------------------------------------------------------
 2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)   [   ]
                                                                 (b)   [   ]
--------------------------------------------------------------------------------
 3)   SEC USE ONLY _____________________________________________________________

--------------------------------------------------------------------------------
 4)   CITIZENSHIP OR PLACE OF ORGANIZATION

      OREGON
--------------------------------------------------------------------------------
                          5)  SOLE VOTING POWER

      NUMBER
      OF                      --------------------------------------------------
      SHARES              6)  SHARED VOTING POWER
      BENEFICIALLY
      OWNED
      BY                      --------------------------------------------------
      EACH                7)  SOLE DISPOSITIVE POWER
      REPORTING
      PERSON
      WITH:                   --------------------------------------------------
                          8)  SHARED DISPOSITIVE POWER


--------------------------------------------------------------------------------
 9)   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


--------------------------------------------------------------------------------
10)   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
      SHARES*                                                          [   ]


--------------------------------------------------------------------------------
11)   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)


--------------------------------------------------------------------------------
12)   TYPE OF REPORTING PERSON*

      IA
--------------------------------------------------------------------------------

                                     2 of 4

Item 1(a).  Name of Issuer
---------   --------------

            RESMED, INC.

Item 1(b).  Address of Issuer's Principal Executive Offices
---------   -----------------------------------------------

            10121 Carroll Canyon Road
            San Diego, CA  92131

Item 2(a).  Name of Person Filing
---------   ---------------------

            COLUMBIA FUNDS MANAGEMENT COMPANY

Item 2(b).  Address of Principal Business Office, or if none, Residence
---------   -----------------------------------------------------------

            1300 SW Sixth Avenue
            PO Box 1350
            Portland, OR  97207

Item 2(c).  Citizenship
---------   -----------

            Oregon corporation.

Item 2(d).  Title of Class of Securities
---------   ----------------------------

            Common Stock

Item 2(e).  CUSIP NUMBER
---------   ------------

            761152107

Item 3.     If this statement is filed pursuant to Rule 13d-2(b), check
------      whether the filing person is a:
            -----------------------------------------------------------

            (a)  [  ]  Broker or Dealer registered under Section 15 of the Act

            (b)  [  ]  Bank as defined in section 3(a)(6) of the Act

            (c)  [  ]  Insurance Company as defined in section 3(a)(19)
                       of the Act

            (d)  [  ]  Investment Company registered under section 8 of the
                       Investment Company Act

            (e)  [XX]  Investment Adviser Registered under section 203 of the
                       Investment Advisers Act of 1940

            (f)  [  ]  Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see Section 240.13d-1(b)(1)(ii)(F)

            (g)  [  ]  Parent Holding Company, in accordance with Section
                       240.13d-1(b)(ii)(G)  (NOTE:  See Item 7)

            (h)  [  ]  A savings association as defined in section 3(b) of the
                       Federal Deposit Insurance Act (12 U.S.C. 1813);

            (i)  [  ]  A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

            (j)  [  ]  Group, in accordance with section 240.13d-1(b)(1)(ii)(J).

            If this statement is filed pursuant to section 240.13d-1(c), check this box [ ].

                                     3 of 4

Item 4.     Ownership:
------      ---------

            Inapplicable

Item 5.     Ownership of Five Percent or Less of a Class
------      --------------------------------------------

            The Reporting Person has ceased to be the beneficial owner of more than five percent of the Issuer's Common Stock.

Item 6.     Ownership of More than Five Percent on Behalf of Another Person
------      ---------------------------------------------------------------

            Inapplicable

Item 7.     Identification and Classification of the Subsidiary Which Acquired
------      the Security Being Reported on By the Parent Holding Company
            ------------------------------------------------------------------

            Inapplicable

Item 8.     Identification and Classification of Members of the Group
------      ---------------------------------------------------------

            Inapplicable

Item 9.     Notice of Dissolution of Group
------      ------------------------------

            Inapplicable

Item 10.    Certification
-------     -------------

            By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

                                   SIGNATURE

            After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:       February 11, 2000


                                       COLUMBIA FUNDS MANAGEMENT COMPANY


                                       By: JEFF B. CURTIS
                                           -------------------------------------
                                           Jeff B. Curtis, Senior Vice President

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